For:
Nobel Learning Communities, Inc.
Tom Frank
Chief Financial Officer
484-947-2000

FOR IMMEDIATE RELEASE

Nobel Learning Communities, Inc. Reports
Third Quarter Results

Quarterly Revenue Increases 6% to Exceed $60 Million for First Time

WEST CHESTER, Pa. – May 5, 2010 – Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading operator of private preschools, elementary schools,  middle schools and an online K-12 College Prep school, today reported financial results for the third quarter (13 weeks) of fiscal 2010, which ended March 27, 2010.

Third quarter 2010 revenues rose 5.7% to $60.2 million compared to $56.9 million in the third quarter of fiscal 2009.  Third quarter net income was $1.2 million, or $0.11 per diluted share, compared to $2.3 million, or $0.22 per diluted share, for the third quarter of fiscal 2009.  Adjusted EBITDA in the third quarter of fiscal 2010 was $5.5 million, compared to $6.9 million in the comparable quarter for the prior fiscal year.   For the trailing twelve months ended March 27, 2010, Adjusted EBITDA was $17.8 million.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, Inc., stated, “We are gaining momentum, as enrollment continues to improve consistent with trends first experienced in the December quarter.  During the third quarter, two important comparable school enrollment metrics, student withdrawal rates and new starts, improved compared to both the third quarter of last year and gained significantly compared to the December quarter.  This steady improvement clearly indicates we are succeeding in attracting new students, retaining more students and reversing the trends we experienced through the recession.  By consistently investing in our curriculum and school operating efficiencies, we have been able to improve the operating leverage in our business, especially relative to several years ago.  As a result, we are optimistic the fourth quarter of fiscal 2010 will show improvement in financial performance versus the same period last year.  We are generating strong cash flow and have significant availability remaining on our committed bank line of credit to execute on our growth strategy.  As the economy recovers, our multiple delivery channels and enhanced business model have us well-positioned to efficiently leverage the growing demand for quality education into stockholder value.”

A net increase in enrollment, driven by improved withdrawal rates and increasing new starts, contributed to a 90 basis point sequential improvement in comparable school revenue.  Third quarter comparable school revenue decreased 3.9% from the third quarter of fiscal 2009, a sequential improvement compared to a 4.8% decrease during our fiscal 2010 second quarter.  Comparable school revenue performance in the third quarter of 2010 was actually markedly better as revenue in the third quarter of fiscal 2009 included a 1.4% tuition increase, which was not repeated this year.  Without the effect of this 1.4% tuition increase, comparable school revenue in the third quarter of 2010 would have been down only 2.5% from the same quarter last year.   Comparable school revenue trends have now improved in two consecutive quarters for the first time since the third quarter of fiscal 2007.

Adjusted EBITDA for the trailing twelve months ended March 27, 2010 was $17.8 million.  Due to the impact of the recession during this most recent trailing twelve month period ended March 27, 2010, comparable school revenue performance was at its weakest and directly impacted Adjusted EBITDA.  Consequently, should comparable school revenue continue the trends demonstrated over the past two quarters, we believe that trailing twelve month Adjusted EBITDA should improve in future foreseeable quarters.

School gross profit for the third quarter of fiscal 2010 was $8.4 million compared to $8.7 million in the third quarter of fiscal 2009.

General and administrative expenses in the third quarter of the current year were little changed from the second quarter of fiscal 2010.  Compared to a year ago, general and administrative expenses increased $1.5 million, impacted by increased legal fees associated with the ongoing defense of the Department of Justice generated Americans with Disabilities Act lawsuit and increased costs associated with the operation of the Laurel Springs School, including higher intangible amortization as a result of the acquisition activity since the third quarter of fiscal 2009.

Nine Month Results

For the first nine months of fiscal 2010, revenues increased 3.5% to $169.4 million despite a 5.1% decrease in comparable school revenue.   For the first nine months of fiscal 2010, gross profit was down 11.4% to $19.9 million primarily due to comparable school revenue reduction.  Net income for the first nine months of 2010 was $746,000, or $0.07 per fully diluted share, compared to $4.1 million, or $0.38 per fully diluted share a year ago.

Mr. Bernstein concluded, “The weakening economy had its most pronounced effect on our critical September 2009 back-to-school enrollments.  We have been very successful in steadily re-building enrollments and sustaining cash flows over the past two fiscal quarters.  Although total enrollments are still below the peaks achieved prior to the economic slowdown, we are pleased with the progress achieved to date, for which we thank the tireless efforts of our dedicated principals, teachers and school administrators.  With the strong cash flows our business model consistently generates, we believe that we have the resources to strengthen our current educational platform while also investing in our growth initiatives, such as our on-line Laurel Springs School, international expansion, and school acquisition program.  Over the long term, we believe we can create significant value with our strategy to be the leader in affordable, high quality education in both the pre-K and K-12 private pay markets.”

About Nobel Learning Communities
Nobel Learning Communities operates a national network of over 180 nonsectarian private Preschool and K+ schools and a global K-12 distance learning and online school. Nobel Learning is dedicated to providing a high-quality private education, through small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty schools. For more information, please visit www.NobelLearning.com.

Safe Harbor Statement
Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements.  Potential risks and uncertainties include among others, the implementation and results of the Company’s ongoing strategic initiatives; the Company’s ability to compete with new or existing competitors; dependence on senior management and other key personnel; changes in general economic conditions; and the impact on our business and the price of our common stock caused by the concentration of ownership of our common stock..  Other risks and uncertainties are discussed in the Company's filings with the SEC.  These statements are based only on management's knowledge and expectations on the date of this press release.  The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. Adjusted EBITDA in this release is a non-GAAP financial measure. Adjusted EBITDA is commonly presented as a reconciliation starting with net income. Due to the number of non-operating related items included in net income, we present Adjusted EBITDA. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors and potential investors to evaluate and compare the Company's results from operations generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

Nobel Learning Communities, Inc.
Consolidated Statements of Operations
For the Thirteen and Thirty Nine Weeks Ended March 27, 2010 and March 28, 2009
(Dollars in thousands except per share data)
(Unaudited)

	For the Thirteen Weeks Ended		For the Thirty Nine Weeks Ended
	March 27,	March 28,	March 27,	March 28,
	2010	2009	2010	2009

Revenues	$60,188	$56,919	$169,404	$163,693
Gross profit	8,366	8,712	19,928	22,485
General and administrative expenses	5,877	4,347	16,606	13,998
Operating income	2,489	4,365	3,322	8,487
Interest expense	495	225	1,077	760
Other income	(8)	(14)	(23)	(62)
Income from continuing operations before income taxes	2,002	4,154	2,268	7,789
Income tax expense	771	1,599	872	3,000
Income from continuing operations	1,231	2,555	1,396	4,789
Loss from discontinued operations, net of income tax effect	(73)	(218)	(650)	(691)
Net income	$1,158	$2,337	$746	$4,098

Weighted average diluted shares outstanding:	10,612	10,697	10,622	10,700

Income from continuing operations	$0.12	$0.24	$0.13	$0.45
Loss from discontinued operations	(0.01)	(0.02)	(0.06)	(0.06)
Net income per share	$0.11	$0.22	$0.07	$0.38

Reconciliation of non-GAAP item

	For the Thirteen Weeks Ended		For the Thirty Nine Weeks Ended		Trailing Twelve Months
	March 27,	March 28,	March 27,	March 28,	March 27,
	2010	2009	2010	2009	2010

Net Income	$1,158	$2,337	$746	$4,098	$1,210
Interest expense	495	225	1,077	760	1,300
Income tax expense	725	1,463	466	2,565	757
Depreciation and Amortization Expense	2,558	2,289	7,500	6,582	10,612
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	$4,936	$6,314	$9,789	$14,005	$13,879

Items excluded from operating income to reconcile from EBITDA to Adjusted EBITDA:

Pre-tax loss from discontinued operations	$119	$355	$1,057	$1,124	$1,858
Equity based compensation	258	222	834	757	1,075
Litigation costs associated with Department of Justice claim	157	-	570	-	846
Acquisition transaction costs no longer capitalizable	33	-	175	-	175
Adjusted EBITDA	$5,503	$6,891	$12,425	$15,886	$17,833

	As of	As of
Selected Balance Sheet data:	March 27, 2010	June 27, 2009

Cash and cash equivalents	$2,042	$786
Property and equipment, net	29,558	28,750
Goodwill and intangible assets, net	91,876	78,214
Deferred revenue	16,555	14,526
Total debt	27,500	13,525
Stockholder's equity	$70,585	$68,886

Number of schools	184	178

Certain reclassifications have been made to the prior year condensed financial statements to conform to the current period presentation.  Certain financial information is presented on a rounded basis, which may cause minor differences.

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NLCI – G

NLCI - F